UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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135 North Church Street, Spartanburg, South Carolina 29306

                        April 18, 2011

Dear Stockholder:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Tuesday, May 17, 2011, at 9:00 a.m. Eastern Time.

        Your Board of Directors and Management look forward to personally greeting those stockholders able to attend and answering questions you may have about the Company.

        At the meeting, in addition to electing ten directors, your Board of Directors is asking you to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and to approve, on an advisory basis, the compensation of the Company's named executive officers as identified in the accompanying Proxy Statement (so-called, "say on pay"). For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" these proposals. Your Board of Directors is also asking you to vote, on an advisory basis, on how often the Company should submit future advisory votes on executive compensation to stockholders. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote for "every three years" for the frequency of say on pay. Each of the foregoing proposals is fully set forth in the accompanying Notice and Proxy Statement, which you are urged to read thoroughly.

        It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Because brokers are not permitted to vote your shares for non-routine matters, such as the election of directors, say on pay and the frequency of say on pay, it is even more important that you vote your shares and ensure your shares are represented and voted at the meeting. Accordingly, we ask that you mark, sign, date, and mail the enclosed proxy card in the envelope provided, or follow the instructions provided to vote your shares by phone or via the internet.

Sincerely,

William M. Webster IV Chairman of the Board

135 North Church Street, Spartanburg, South Carolina 29306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2011

        You are cordially invited to attend the 2011 Annual Meeting of the Stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Tuesday, May 17, 2011, at 9:00 a.m. Eastern Time, for the following purposes:

  1.
  To elect the ten directors of the Company identified in the accompanying Proxy Statement to serve one-year terms.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2011.

  3.
  To approve, on an advisory basis, the compensation of the Company's named executive officers as identified in the accompanying Proxy Statement.

  4.
  To indicate, on an advisory basis, on how often the Company should submit future advisory votes on executive compensation to stockholders.

  5.
  To transact any other business that may properly be presented at the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 21, 2011, are entitled to receive notice of the meeting and to vote at the meeting or any adjournment thereof. A list of those stockholders will be available for examination during normal business hours for a period of 10 days prior to the meeting. Any stockholder may examine the list, for any purpose relevant to the meeting, at our principal executive offices at 135 North Church Street, Spartanburg, South Carolina 29306.

        A Proxy Statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. You also may vote by phone or internet. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

        This Notice, the Proxy Statement, and the 2010 Annual Report to Stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm.

W. Thomas Newell Secretary

Spartanburg, South Carolina
April 18, 2011

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT
PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        We have sent you these proxy materials because our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Stockholders and any postponement or adjournment of that meeting. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. You do not, however, need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

        This Proxy Statement is dated April 18, 2011, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "Advance America," "Company," "we," "our," and "us" refer to Advance America, Cash Advance Centers, Inc. together with its subsidiaries.

How do I attend the annual meeting?

        The meeting is to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, at 9:00 a.m., Eastern Time, on May 17, 2011. If you plan to attend the meeting and vote in person and you need directions to our corporate headquarters, you may contact us at our main telephone number, 864-515-5600. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on March 21, 2011 are entitled to vote at our annual meeting. The only outstanding voting stock of the Company is our common stock, par value $.01 per share, or our Common Stock, of which 62,315,120 shares were outstanding as of the close of business on March 21, 2011.

  Stockholder of Record; Shares Registered in Your Name

        If on March 21, 2011 your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

  Beneficial Owner; Shares Registered in the Name of a Broker or Bank

        If on March 21, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are four matters scheduled for a vote:

  1.
  election of the ten directors of the Company identified in this Proxy Statement to serve one-year terms;

  2.
  ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2011;

  3.
  approval, on an advisory basis, of the compensation of the Company's named executive officers as identified in this Proxy Statement; and

  4.
  indication, on an advisory basis, of how often the Company should submit future advisory votes on executive compensation to stockholders.

What if another matter is properly brought before the meeting?

        Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in their discretion in accordance with their best judgment on that matter, unless they are directed by proxy to do otherwise.

How do I vote?

        With respect to the election of directors, you may either vote "For" all the nominees to our Board of Directors or you may "Withhold" your vote for any nominee you specify. With respect to both the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2011 and the approval, on an advisory basis, of the compensation of the Company's named executive officers, you may vote "For" or "Against" or abstain from voting. With respect to the indication, on an advisory basis, of the how often the Company should submit future advisory votes on executive compensation to stockholders, you may vote for every one, two or three years or abstain from voting.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  In Person.  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  By Mail.  If you received printed proxy materials, you may submit your proxy by mail by simply completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  By Telephone.  To vote over the telephone, dial toll-free 1-800-560-1965 using a touch-tone phone and follow the recorded instructions. Your vote must be received by 11:59 p.m., Central Time, on May 16, 2011 to be counted.

  •
  Via the Internet.  To vote through the internet, go to www.eproxy.com/aea to complete an electronic proxy card. Your vote must be received by 11:59 p.m., Central Time, on May 16, 2011 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 21, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return your proxy but do not provide any direction, your proxy will be voted: (i) "For" electing as directors the ten nominees named in this Proxy Statement; (ii) "For" ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2011; (iii) "For" approving the compensation of our named executive officers as disclosed in this Proxy Statement; and (iv) for "every three years" for the frequency of future advisory votes on executive compensation. If any other matters are properly brought before the meeting, your shares will be voted in accordance with the judgment of the persons acting under the proxies.

Who is paying for this proxy solicitation?

        We will pay the expenses of the preparation of the proxy materials and the solicitation of proxies by our Board of Directors. Proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile, or other electronic means by our directors, officers, or employees, who will not be separately compensated for their services. Brokerage firms, banks, and other agents will be requested to forward the proxy materials to the beneficial owners of stock held of record by them, and we have engaged Alliance Advisors to coordinate that solicitation for a fee of approximately $7,000 plus expenses.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You have the power to revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit another properly completed proxy card with a later date.

•
You may grant a subsequent proxy by telephone or through the internet.

•
You may send a timely written notice that you are revoking your proxy to the Corporate Secretary of Advance America, Cash Advance Centers, Inc. at 135 North Church Street, Spartanburg, South Carolina 29306.

•
You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy will be the one that is counted.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the shares of outstanding Common Stock entitled to vote are present at the meeting in person or represented by proxy, including through abstentions, broker non-votes, and directions to withhold authority.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. If there is no quorum, the holders of a majority of shares of Common Stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How are votes counted?

        An automated system will be used to count the votes, which will separately count:

•
"For" and "Withhold" votes with respect to Proposal 1;

•
"For" and "Against" votes with respect to Proposals 2 and 3;

•
"Every year," "Every two years" and "Every three years" with respect to Proposal 4; and

•
abstentions and broker non-votes.

        Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote "Against" that matter. Broker non-votes and directions to withhold are counted as present, but are not entitled to vote on proposals for which brokers do not have discretionary authority and have no effect other than to reduce the number of affirmative votes needed to approve a proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.

Which ballot measures are considered "routine" or "non-routine"?

        The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2011 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

        The election of directors (Proposal No. 1), the approval, on an advisory basis, of the compensation of the Company's named executive officers (Proposal No. 3) and the indication, on an advisory basis, of how often the Company should submit future advisory votes on executive compensation to stockholders (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3 and No. 4.

How many votes are needed to approve each proposal?

        For Proposal No. 1 relating to the election of directors, the ten nominees who receive the highest number of affirmative votes will be elected. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

        In 2007, our Board of Directors adopted a majority vote policy pursuant to which any nominee in an uncontested election of directors who receives a greater number of votes "Withheld" from his or her election than votes "For" that election is required to offer his or her resignation within 30 days following certification of the final stockholder vote. Our Nominating and Corporate Governance Committee would then promptly consider the offer of resignation and recommend to our full Board of Directors whether to accept it. For more information about this policy, see "Corporate Governance—Majority Vote Policy Regarding Election of Directors."

        To be approved, both Proposal No. 2, which relates to the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2011, and Proposal No. 3, which relates to the approval, on an advisory basis, of the compensation of the Company's named executive officers, require the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. If you "Abstain" from voting, it will have the same legal effect as an "Against" vote. Broker non-votes will have no effect.

        Proposal No. 4, which relates to the indication, on an advisory basis, of how often the Company should submit future advisory votes on executive compensation to stockholders provides a choice among three frequency periods. The frequency period (every one, two or three years) that receives the most votes will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

        In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be filed on a Current Report on Form 8-K on or before May 23, 2011.

What proxy materials are available on the internet?

        The Notice, Proxy Statement, and 2010 Annual Report to stockholders are available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm.

        A COPY OF OUR 2010 ANNUAL REPORT (INCLUDING A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, AS FILED WITH THE SEC) IS BEING FURNISHED CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE 2010 ANNUAL REPORT TO ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., AT 135 NORTH CHURCH STREET, SPARTANBURG, SOUTH CAROLINA 29306, ATTENTION: CORPORATE SECRETARY OR MAY CONTACT OUR CORPORATE SECRETARY AT 864-515-5600.

PROPOSAL NO. 1—ELECTION OF OUR BOARD OF DIRECTORS

        Ten directors are to be elected at the annual meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve until our 2012 Annual Meeting of Stockholders and until his successor is elected, or, if sooner, until the director's death, resignation or removal. All of the nominees currently serve as directors as of the date of this Proxy Statement and were each previously elected by the stockholders.

        Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for the election of these ten nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, our Board of Directors may reduce the number of directors to be elected.

        Biographical information concerning our ten nominees is presented below.

        William M. Webster IV, age 53, has served as a director since 1997, when he co-founded our Company with Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors. Mr. Webster currently serves as Chairman of our Board of Directors, a position he has held since August 2008, and previously held from January 2000 through July 2004, when Mr. Johnson was elected to serve as our Chairman. Mr. Webster served as Vice Chairman of our Board of Directors from August 2005 until his re-election as Chairman in August 2008. He served as our Chief Executive Officer from our inception through August 2005. From May 1996 to May 1997, Mr. Webster served as Executive Vice President of Education Management Corporation and was responsible for corporate development, human resources, management information systems, legal affairs, and government relations. From October 1994 to October 1995, Mr. Webster served as Assistant to the President of the United States and Director of Scheduling and Advance. Mr. Webster served as Chief of Staff to U.S. Department of Education Secretary Richard W. Riley from January 1993 to October 1994. From November 1992 to January 1993, Mr. Webster was Chief of Staff to Richard W. Riley as part of the Presidential Transition team. From 1983 to 1992, Mr. Webster served as President of Carabo, Inc., which owned and operated 27 Bojangles Chicken and Biscuit restaurants in South Carolina. Mr. Webster currently serves as a director of LKQ Corporation and of Golub Capital BDC LLC, where he is the chairperson of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Webster holds a "Professional Director Certification" from the American College of Corporate Directors, a public company director education and credentialing organization. We believe Mr. Webster is qualified to serve on our Board of Directors because of his extensive operational experience with our Company, and his knowledge of our industry and regulatory experience.

        Robert H. Chapman, III, age 59, has served as a director since July 2004. Since December 2003, Mr. Chapman has served as the chairman of the board of directors and Chief Executive Officer of Inman Mills, a textile manufacturer. Prior to becoming its Chief Executive Officer, Mr. Chapman served as the President and Treasurer of Inman Mills from January 1991 to December 2003. Mr. Chapman also served as the chairman of the board of directors of B2B Media, Inc., an advertising and marketing company, from November 2003 until it was sold in January 2011. Mr. Chapman currently serves as a director of Tuscarora Yarns, Inc. and Sage Automotive Interiors, Inc. He formerly served as a director of Fabtech Industries and as a member of the South Carolina Advisory Board of Liberty Mutual Insurance Company. We believe Mr. Chapman is qualified to serve on our Board of Directors because of his extensive management and operational experience.

        Tony S. Colletti, age 58, has served as a director since January 2009. Mr. Colletti is owner of Colletti & Associates, a public affairs consulting company that he founded in 2007. Mr. Colletti was also formerly an employee of Multistate Associates Incorporated, a state and local government relations services company, or Multistate, which provides government relations and outsourced management services to the Community Financial Services Association of America, or the CFSA, the

primary national trade association for the payday cash advance services industry. Through Multistate, Mr. Colletti served as an Executive Vice President of the CFSA from 2004 through 2007. Prior thereto, Mr. Colletti was the General Counsel and Senior Vice President of Check Into Cash, Inc. from 2001 to 2004. Mr. Colletti previously was engaged in the private practice of law. We believe Mr. Colletti is qualified to serve on our Board of Directors because of his extensive regulatory and legal experience and his knowledge of our industry.

        Kenneth E. Compton, age 58, served as our President and Chief Executive Officer from August 2005 until February 2011 and has served as one of our directors since December 2005. From February 1992 to February 2005, Mr. Compton was President of the Global Automotive Group for Milliken & Company, an international textile and chemical manufacturer headquartered in Spartanburg, South Carolina. In this capacity, Mr. Compton was responsible for the management and operations of multiple manufacturing facilities worldwide. From June 1974 to February 1992, Mr. Compton served Milliken & Company in various management positions. Mr. Compton currently serves on the board of directors for Spartanburg Regional Hospital System. We believe Mr. Compton is qualified to serve on our Board of Directors because of his extensive management, strategic, and operational experience and his experience with our Company.

        Gardner G. Courson, age 63, has served as a director since March 2010. Mr. Courson is an attorney practicing complex business litigation, and has served as a partner with the law firm of Taylor English Duma LLP since February 2011. From March 2009 through February 2011, Mr. Courson served as the Managing Director of the Litigation and Compliance practice group of FSB Legal Counsel, a Fisher Broyles LLC. From October 2007 through January 2009, Mr. Courson worked as an independent legal consultant assisting corporations involved in complex litigation assessment strategies, costs, and work plans. From August 2004 through September 2007, Mr. Courson was the Vice President and General Counsel of Tyco Fire & Security, a global manufacturing, sales and service organization, and a division of Tyco International. Prior to 2004, Mr. Courson served as Vice President and Deputy General Counsel, Litigation of Tyco International (U.S.). We believe Mr. Courson is qualified to serve on our Board of Directors because of his extensive strategic and legal experience.

        Anthony T. Grant, age 52, has served as a director since March 2010. Mr. Grant is the co-founder of Grant Business Strategies, Inc., a financial and strategic advisory firm focusing on middle-market, non-profit, and small companies, and has served as its Chief Executive Officer since December 2001. In this capacity, Mr. Grant is responsible for assisting clients with business development and financial analysis, as well as the underwriting, structure, and placement of debt. Prior to 2001, Mr. Grant served in various management positions in the North and South Carolina banking groups for Bank of America. Mr. Grant was also president of a nationwide professional banking group within Bank of America which managed the business and private banking of a segment of high net worth clients. We believe Mr. Grant is qualified to serve on our Board of Directors because of his extensive financial, operational, and management experience.

        Thomas E. Hannah, age 72, has served as a director since July 2004. Since September 1999, Mr. Hannah has served as the President and Chief Executive Officer of USLC, Southport Sourcing, a manufacturer of garments in Central America. From 1988 to 1999, Mr. Hannah was employed by Collins & Aikman Corporation, an NYSE-listed company, in various capacities, including for over five years as its President and Chief Executive Officer. From 1963 to 1988, Mr. Hannah served Milliken & Company in various management positions, including as President of the Finished Goods Division. Mr. Hannah currently serves on the board of directors of Carolina Dye Works and formerly served on the board of directors of Collins & Aikman Corporation and Home Choice Holdings, Inc. We believe Mr. Hannah is qualified to serve on our Board of Directors because of his extensive management and operational experience.

        Donovan A. Langford, III, age 60, has served as a director since December 2005. Mr. Langford is a CPA and has been Vice President of WMX, Inc., a management consulting firm, since 1994. From 1990 to 1993, Mr. Langford was the Chief Financial Officer and Vice President of finance, administration, and distribution of the textbook publisher, Scott Foresman. He also was controller of The Field Corporation from 1986 to 1990, and worked for Arthur Andersen & Co. from 1973 to 1986. Mr. Langford serves as a director of three special purpose entities of Harley-Davidson Financial Services, Inc. and as a director of Home Access Health Corporation. He also is chairman of the board of directors of USRowing, the national governing body for the sport of rowing. Mr. Langford formerly served as a director of InterOcean Financial Group. We believe Mr. Langford is qualified to serve on our Board of Directors because of his extensive financial and accounting experience, as well as his management and operational experience.

        J. Patrick O'Shaughnessy, age 45, has served as our President and Chief Executive Officer since March 1, 2011 and as our Chief Financial Officer and as a director since August 2007. Prior to joining the Company, Mr. O'Shaughnessy worked as an investment banker focusing on financing and merger and acquisition transactions, with a concentration in the consumer and industrial services industries. Mr. O'Shaughnessy was a partner at Thomas Weisel Partners from 2004 through 2006. From 1994 to 2000, he was in the investment banking department at Donaldson, Lufkin & Jenrette Securities Corporation and from 2000 until 2002 with Credit Suisse First Boston after its acquisition of Donaldson, Lufkin & Jenrette. From 1992 to 1994 he was in the investment banking department of Kidder, Peabody & Company. Mr. O'Shaughnessy was a private investor during the periods between 2003 and 2004 and immediately prior to joining the Company. We believe Mr. O'Shaughnessy is qualified to serve on our Board of Directors because of his extensive financial and strategic experience in a variety of consumer and industrial services industries, and his experience with our Company.

        W. Olin Nisbet, age 46, has served as a director since July 2004. Mr. Nisbet is a founding partner of Lions Gate Capital, LLC, an investment management company, and has served as a Portfolio Manager since the firm's inception in 2004. From 2002 to 2004, Mr. Nisbet served as an Analyst for Porter, Felleman, Inc., an investment management company. From 1992 to 2001, Mr. Nisbet was employed by Morgan Stanley's Investment Banking Department, most recently as an Executive Director. We believe Mr. Nisbet is qualified to serve on our Board of Directors because of his extensive strategic and financial experience.

We recommend that you vote "FOR" the election of each of the nominees for director.

 PROPOSAL NO. 2—APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011, subject to your ratification. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since the formation of our Company and also has provided non-audit services from time to time.

        We are not required to submit the appointment of our independent registered public accounting firm to a vote of our stockholders. However, the Audit Committee has recommended that our Board of Directors submit this matter to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        It is expected that representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

  Principal Accountant Fees and Services

        The following table represents aggregate fees billed to us for 2010 and 2009 by PricewaterhouseCoopers LLP, our principal accountant.

	Year Ended
	2010	2009
	(in thousands)
Audit Fees(1)	$1,334	$1,273
Audit-related Fees(2)	28	28
Tax Fees(3)	279	440
All Other Fees(4)	126	2

Total Fees	$1,798	$1,743

(1)
Audit Fees. Audit fees include fees and expenses for professional services related to the audits of our consolidated financial statements, including review of our quarterly financial statements.

(2)
Audit-Related Fees. Audit-related fees billed to us for services performed during 2010 and 2009 represent fees and expenses related to the audit of our employee benefit plan.

(3)
Tax Fees. Tax fees and expenses billed to us for services rendered during 2010 and 2009 related to federal and state tax compliance and international tax compliance and research.

(4)
All Other Fees. All other fees and expenses billed to us for all other services performed during 2010 and 2009 were for subscription, due diligence and research services.

        All audit and non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee on a case-by-case basis, which considers whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm's independence. All of the non-audit services provided by our independent registered public accounting firm in 2010 were pre-approved in accordance with this policy.

We recommend that you vote "FOR" ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

 PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with U.S. Securities and Exchange Commission, or SEC, rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained on pages 19 to 32 of this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders' interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote "FOR" the following resolution:

  "RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure."

        Because the vote is advisory, it will not be binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, our Board of Directors and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

We recommend that you vote "FOR" Proposal 3.

 PROPOSAL NO. 4—ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act also enables our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years.

        After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, our Board of Directors recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders every three years. Our Board of Directors believes that a triennial advisory vote makes sense for us for the following reasons:

  •
  A triennial advisory vote will allow stockholders to better evaluate our executive compensation programs relative to a pattern of performance over time, which, in light of our business cycle, is a more appropriate perspective than the short-term approach that an annual vote could encourage. We seek to encourage a long-term focus among our executives by, for example, granting equity awards that vest over long periods and paying bonuses that are based on financial targets designed to correlate closely with the creation of long-term stockholder value. In addition, our compensation programs do not change significantly from year to year. We are concerned that annual votes on our executive compensation program could foster a short-term focus and lead to an over-emphasis on the near-term effect of our compensation programs and thus undermine some of our program's most thoughtful features. We believe that a vote on our compensation by our stockholders every three years will encourage stockholders to take the same long-term approach to our compensation programs taken by our executives and our Compensation Committee.

  •
  A triennial advisory vote will provide us the appropriate time to understand any concerns and other feedback received from our stockholders, thoughtfully evaluate and respond to our stockholders and effectively implement any desired changes to our executive compensation program. As a practical matter, because our critical compensation actions are taken in the first quarter of each fiscal year, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully implemented until the year following the vote and, as result, would not be disclosed in the compensation tables and reflected in the Compensation Discussion and Analysis section of our proxy statement until the third year following the advisory vote. A triennial advisory vote will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

  •
  An annual advisory vote may frustrate stockholder communication. While an advisory vote on executive compensation may reflect general satisfaction or dissatisfaction with a company's practices, a dialogue about executive compensation between our stockholders and our Board of Directors or Compensation Committee members can provide a forum that is more conducive to expressing precise views regarding specific compensation practices. Our Board of Directors believes that stockholders should not have to wait for a formal vote at an annual meeting. We encourage our stockholders to convey their compensation concerns to us on a real-time basis and view the advisory vote as an additional, but not exclusive, opportunity to communicate with us about executive compensation. For more information on how to contact members of our Board of Directors, please see the section entitled "Communicating with Directors" below.

        While we believe our recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

        Our Board of Directors and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, we will consider our stockholders' concerns and our Board of Directors will evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on our Board of Directors or the Company, our Board of Directors may decide that it is in the best interests of our stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of our Board of Directors.

We recommend that you vote for "EVERY THREE YEARS"
for the frequency of future advisory votes on executive compensation.

 OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

        We know of no matters to be brought before our annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in their discretion in accordance with their best judgment on that matter, unless they are directed by proxy to do otherwise.

CORPORATE GOVERNANCE

        We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, implementing and meeting legal standards, and assuring compliance with these responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes-Oxley Act of 2002 establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, we adhere to the New York Stock Exchange, or the NYSE, corporate governance and listing requirements. Our Board of Directors has initiated actions and established measures consistent with these responsibilities and standards. For example:

  •
  We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification, responsibility, selection, evaluation, and retirement age, board committees and composition, and selection and evaluation of our Chief Executive Officer.

  •
  We have adopted a Code of Ethics for our Chief Executive Officer, President, and Senior Financial Officers, violations of which are to be reported to our Chief Compliance Officer or any member of our Audit Committee.

  •
  We operate under an omnibus Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to addressing conflicts of interest.

  •
  We comply with and operate in a manner consistent with prohibitions against extensions of credit in the form of a personal loan to or for our directors and executive officers.

        You can access all of our current committee charters, Corporate Governance Guidelines, and Code of Ethics under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. This information is also available in print to any stockholder that requests it.

Board Leadership Structure

        Our Corporate Governance Guidelines permit our Chief Executive Officer to concurrently serve as the Chairman of our Board of Directors. We have historically chosen to separate the two positions, however, with Mr. Compton serving as our Chief Executive Officer and Mr. Webster serving as our Chairman. Mr. Compton retired as our President and Chief Executive Officer on February 28, 2011, and Mr. O'Shaughnessy began serving as our Chief Executive Officer on March 1, 2011. We believe that separating the positions allows for greater independent oversight of management by our Board of Directors. In addition, we believe that the separation allows our Chief Executive Officer to focus on managing our operations while allowing our Chairman to focus on leading our Board of Directors.

Role of Board of Directors in Our Risk Management Processes

        We have processes and structures in place to manage our key strategic, financial, operational, corporate governance, and ethics compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face. Our Board of Directors conducts this monitoring and evaluation directly, as well as through its standing committees that address risks inherent in their respective areas of oversight. Specifically, we use the following risk management processes:

  •
  Financial Risks—our Board of Directors, with assistance and guidance from our Audit Committee, regularly reviews reports of our key financial information in sufficient detail as to allow the members of our Board of Directors to monitor our financial performance;

  •
  Organizational Structure—our Board of Directors performs an annual review of our organizational structure and, with assistance and guidance from our Audit Committee, our financial reporting and information systems. This review focuses on:

  •
  organizational structure in light of our objectives, strategies, and future plans;

  •
  responsibility and delegation of authority;

  •
  segregation of responsibilities for initiating and recording transactions and maintaining custody of assets; and

  •
  communication flow within the Company.

  •
  Management Risk Assessment—our Audit Committee and to the extent deemed necessary, our Board of Directors, (i) discusses periodically with management our processes regarding risk assessment and risk management, as well as the Company's major risk exposures and steps management has taken to monitor and controls such exposures, and (ii) reviews our existing processes and policies with respect to risk assessment and risk management; and

  •
  Corporate Governance and Ethics—our Board of Directors periodically reviews and considers our policies and procedures regarding corporate governance, ethics, and our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee reviews and assesses the adequacy of our Corporate Governance Guidelines at least annually and recommends any proposed changes to our Board of Directors for approval.

Independent Directors

        Our Board of Directors annually reviews the relationships that each director has with us (directly or as a partner, stockholder, or officer of an organization that has a relationship with us, and other than in his or her capacity as a director) to determine if such relationships, if any, are material under the independence test of the NYSE rules. Prior to each annual review, all directors provide the Nominating and Corporate Governance Committee information regarding their relationships with us. Following each annual review, only those directors whom our Board of Directors affirmatively determines have no material relationship with us and who meet the standard of independence prescribed under the listing standards of the NYSE or under applicable law are deemed to be "independent." In the event that a director becomes aware of any change in circumstances that may result in that director no longer being considered independent, that director is obligated to promptly inform the chairperson of the Nominating and Corporate Governance Committee.

  •
  Our Board of Directors has determined that Messrs. Chapman, Courson, Grant, Hannah, Langford, and Nisbet, constituting a majority of our directors, are "independent" under the applicable rules of the NYSE and have no material relationship with us. In reaching this conclusion, our Board of Directors considered (i) the lease of office space by Mr. Hannah's employer from an entity controlled by Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors, with total lease payments of less than $40,000 in each of our last three fiscal years, (ii) the employment of Mr. Langford as chief financial officer of WMX, Inc., a company owned by an individual who owns approximately 6% of our Common Stock, (iii) our charitable contributions of $53,500 in each of the last four fiscal years to The Arts Partnership of Greater Spartanburg and its Chapman Cultural Center, for which Mr. Chapman served as a director until June 2008 and for which Mr. Hannah's wife currently serves as a director, (iv) our charitable contributions of $500 in each of the last three fiscal years to the Spartanburg YMCA, for which Mr. Hannah serves as a director and for which Mr. Chapman and Mr. Compton formerly served as directors, (v) our charitable contributions of approximately $1,000 per year from 2005 through 2008 and $2,500 in each of the last two fiscal years to the Spartanburg County Foundation, for which Mr. Hannah formerly served as a director, and (vi) our payments directly to Mr. Courson and to Mr. Courson's law firm of approximately $30,000 for legal services rendered in 2009 and approximately $25,000 for legal services rendered in January 2010, all prior to Mr. Courson's appointment as a director in March 2010.

  •
  Our non-management directors hold formal "executive session" meetings, which are separate from management, on a regularly scheduled basis and at least twice per year. Mr. Hannah, as the chairperson of the Nominating and Corporate Governance Committee, or the Lead Non-Management Director, presides at these executive sessions. In the absence of the Lead Non-Management Director, another non-management director designated by the non-management directors presides at these executive sessions.

Meetings and Committees of the Board of Directors

        Our Board of Directors has established four separately designated standing committees. They are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Industry Relations Committee. The Industry Relations Committee will begin meeting in 2011. The functions and membership of each Committee are described below. In addition, if required, we may establish temporary special committees of our Board of Directors or additional designated standing committees.

        During 2010, our Board of Directors met 12 times. During 2010, the Audit Committee met eight times, the Compensation Committee met seven times, and the Nominating and Corporate Governance Committee met five times. In addition, our Board of Directors formed a special committee in 2008 for the purpose of reviewing the circumstances relating to an investigation by the SEC into alleged insider trading in our securities by third parties, and a "Wells Notice" issued by the SEC to Mr. Compton, a current director and our former President and Chief Executive Officer. This special committee met seven times during 2010. In 2010, no director participated in less than 75% of the aggregate of all meetings of our Board of Directors and all meetings of committees of our Board of Directors on which such director served. Pursuant to our Corporate Governance Guidelines, it is expected that each director will attend the Company's annual meeting of stockholders and that a director who is unable to attend will notify the Chairman of the Board in advance. In 2010, all of our directors attended the Company's annual meeting of stockholders.

  Audit Committee

        Our Board of Directors has established an Audit Committee to assist our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our risk assessment and risk management. The duties of the Audit Committee include:

  •
  appointing, evaluating, and determining the compensation of our independent registered public accounting firm;

  •
  reviewing and approving the scope of our annual audit, the audit fees, and our financial statements;

  •
  reviewing our disclosure controls and procedures, our internal control over financial reporting, our internal audit function, and our corporate policies with respect to financial information;

  •
  reviewing other risks that may have a significant impact on our financial statements;

  •
  preparing the Audit Committee report for inclusion in our annual proxy statement;

  •
  maintaining procedures for the receipt, retention, and treatment of complaints regarding our accounting and auditing matters;

  •
  evaluating annually the Audit Committee charter; and

  •
  evaluating annually the Audit Committee's performance.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties. PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit group reports periodically throughout the year directly to the Audit Committee.

        The Audit Committee currently consists of Messrs. Langford, Courson, and Nisbet, with Mr. Langford serving as Chairman. All of the Audit Committee members satisfy the independence and financial literacy requirement of the NYSE. Our Board of Directors has determined that Mr. Langford satisfies the requirements for accounting or related financial management expertise under the NYSE rules and is an "audit committee financial expert" under the rules and regulations of the SEC.

        The Audit Committee operates under a written charter, a copy of which is available under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. The Audit Committee also has adopted Procedures Established by the Audit Committee for Receipt, Retention, and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

  Compensation Committee

        Our Compensation Committee discharges our Board of Directors' responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces a report for inclusion in our annual proxy statement, and provides general oversight of our overall compensation structure, including our equity compensation plans and benefit programs.

        The members of the Compensation Committee are Mr. Chapman, as Chairman, and Messrs. Grant, Hannah, and Nisbet. All members of the Compensation Committee meet the applicable tests for independence established by the SEC and the NYSE. The Compensation Committee operates under a written charter, which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net. The Compensation Committee's charter outlines the specific duties and responsibilities of the Compensation Committee, which include:

  •
  reviewing and recommending amendments to, if appropriate, our executive compensation plans;

  •
  reviewing and approving the goals and objectives relevant to executive officer compensation plans;

  •
  evaluating individual and Company performance to determine the compensation of our CEO and other executive officers in accordance with the goals and objectives of the executive compensation plans;

  •
  reviewing and amending, if appropriate, our equity compensation plans (subject to stockholder approval, if required);

  •
  reviewing and approving any severance or termination agreements to be made with any executive officer; and

  •
  evaluating annually the Compensation Committee's charter and performance.

        The charter authorizes the Compensation Committee to retain, at our expense, independent counsel or other consultants or advisers as the Compensation Committee deems necessary regarding matters, such as investigations and studies that are within the Compensation Committee's scope of responsibilities. The Compensation Committee has the sole authority to retain or terminate any compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant's fees and other retention terms. As described below under "Compensation Advisor Engaged by the Committee," the Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc., a predecessor to Towers Watson & Co., in June 2009 to perform compensation advisory services and continues to use these services.

  Compensation Committee Interlocks and Insider Participation

        In 2010, the Compensation Committee consisted of Mr. Chapman, as Chairman, and Messrs. Grant, Hannah, and Nisbet. None of the current or former members of the Compensation Committee is or has ever been one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Mr. Hannah, as Chairman, and Messrs. Chapman and Langford. All members of the Nominating and Corporate Governance Committee meet the applicable tests for independence. The Nominating and Corporate Governance Committee operates under a written charter that governs its duties and standards of performance, a copy of which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net.

        The Nominating and Corporate Governance Committee's responsibilities include:

  •
  identifying and recommending to our Board of Directors individuals qualified to serve as our directors and as members of committees of our Board of Directors, including persons suggested by our stockholders or others;

  •
  reviewing annually our corporate governance principles;

  •
  advising our Board of Directors with respect to the structure and membership of other committees of our Board of Directors;

  •
  reviewing annually director compensation;

  •
  overseeing the annual self-evaluations of our Board of Directors and its committees; and

  •
  evaluating annually the Nominating and Corporate Governance Committee charter and the committee's performance.

  Industry Relations Committee

        The Industry Relations Committee, which was formed in 2011, currently consists of Mr. Grant, as Chairman, and Mr. Colletti. The Industry Relations Committee operates under a written charter that governs its duties and standards of performance, a copy of which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net.

        The Industry Relations Committee's responsibilities include:

  •
  monitoring and advising our Board of Directors with respect to legislative and regulatory developments that are material to our business;

  •
  advising members of management regarding our responses to material legislative and regulatory developments; and

  •
  monitoring and facilitating our relationships with community and consumer organizations and trade associations.

Selection of Directors

        Our Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending to our Board of Directors candidates for membership on our Board of Directors. Our Board of Directors is responsible for nominating members for election to our Board of Directors and for filling vacancies on our Board of Directors that may occur between annual meetings of stockholders. With respect to incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews those directors' overall service to the Company during their term, including the number of meetings attended, their level of participation, quality of performance, and any transactions by those directors with the Company during their term. With respect to new director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee meets the NYSE and SEC standards of independence and then determines whether the candidate meets our criteria for membership on our Board of Directors, given the composition and needs of our Board of Directors at that time. The Nominating and Corporate Governance Committee uses its network of contacts to obtain the names of potential candidates, and may also engage, if it deems appropriate, a professional search firm. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth below under the heading "Board of Directors Membership Criteria," based on whether the candidate was recommended by a stockholder or was identified by some other means.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (1) the name of the stockholder; (2) evidence of the person's ownership of Company stock, including the length of ownership and the number of shares held during such period; and (3) the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company, and the candidate's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by our Board of Directors. The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 135 North Church Street, Spartanburg, South Carolina 29306.

        The Nominating and Corporate Governance Committee will accept stockholder recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

Board of Directors Membership Criteria

        At a minimum, a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the oversight of our business and affairs by our Board of Directors, and have a reputation for honest and ethical conduct in his or her professional and personal activities. Nominees for Director are selected on the basis of, among other appropriate factors, experience, knowledge, skills, expertise, diversity of backgrounds, personal and professional integrity, character, business judgment, dedication, conflicts of interest, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time and effort to the responsibilities of our Board of Directors. The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of members of our Board of Directors. While our Board of Directors does not have a specific policy with regard to the consideration of diversity in identifying director nominees, diversity of backgrounds, knowledge, and expertise are all factors that the Nominating and Corporate Governance Committee, as well as our full Board of Directors, take into account when evaluating candidates for membership on our Board of Directors.

Majority Vote Policy Regarding Election of Directors

        Our Board of Directors has adopted a policy that provides that in an uncontested election of directors (that is, an election in which the only nominees are those recommended by our Board of Directors), any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" that election, which we refer to as a Withheld Director, should tender his or her resignation within 30 days following certification of the final stockholder vote.

        The Nominating and Corporate Governance Committee, excluding any Withheld Director, would promptly consider that resignation and recommend to our Board of Directors whether it should be accepted. In making its recommendation to our Board of Directors, the Nominating and Corporate Governance Committee may consider possible remedies in addition to accepting the resignation, including alternatives for curing the underlying cause of the "withheld" votes, if known. In reaching its decision, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, without limitation, (i) any stated reasons why stockholders "withheld" votes for election of the Withheld Director; (ii) the length of service and qualifications of the Withheld Director; (iii) the Withheld Director's past and expected future contributions to the Company; (iv) the overall composition of our Board of Directors; (v) whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE listing requirements and federal securities laws; and (vi) whether the resignation of the Withheld Director could trigger any change of control or similar provisions under any contract by which we are bound or under any of our benefit plans, and the potential impact of that event.

        Our Board of Directors, excluding any Withheld Director, would act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the final stockholder vote. Our Board of Directors would consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that our Board of Directors believed to be relevant to the best interests of the Company and its stockholders. To the extent that one or more Withheld Directors' resignations are accepted by our Board of Directors, the Nominating and Corporate Governance Committee will recommend to our Board of Directors whether to fill that vacancy or vacancies or reduce the size of our Board of Directors.

Communicating with Directors

        Any interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact that director by submitting communications in writing to the director or directors in care of the Corporate Secretary, Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. All communications received in this manner will be screened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a bona fide message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board of Directors or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send a copy of the contents to each director who is a member of the group or committee to which the communication is addressed.

 REPORT OF THE AUDIT COMMITTEE

        In accordance with the rules promulgated by the SEC, the information included under the caption "Report of the Audit Committee" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by our Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by the NYSE.

        The Audit Committee assists our Board of Directors in fulfilling its responsibility to oversee management's implementation of Advance America's financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2010. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting as well as the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting. Management's Report on Internal Control over Financial Reporting is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

        The Audit Committee met privately with representatives of PricewaterhouseCoopers LLP, and discussed issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board's requirements for independent accountant communications with the Audit Committee concerning auditor independence, and the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP its independence from the Company and management. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining its independence.

        Based upon the foregoing review and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements and Management's Report on Internal Control over Financial Reporting referred to above be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee:
Donovan A. Langford, III Gardner G. Courson W. Olin Nisbet

STOCK OWNERSHIP

Principal Stockholders

        The following table sets forth, as of March 21, 2011, certain information regarding the beneficial ownership of our Common Stock by:

  •
  each of our directors and nominees for director;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock.

        On March 21, 2011, there were 62,315,200 shares of Common Stock outstanding.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent%
Directors and Named Executive Officers:
Robert H. Chapman, III	76,437	*
Tony S. Colletti	15,000	*
Kenneth E. Compton(3)	1,199,937	1.90
Gardner G. Courson	4,601	*
Anthony T. Grant	4,601	*
Thomas E. Hannah	35,000	*
Donovan A. Langford, III(4)	116,360	*
W. Olin Nisbet(5)	57,000	*
J. Patrick O'Shaughnessy(6)	909,205	1.45
William M. Webster IV(7)	174,500	*
All directors and executive officers as a group (ten persons)(8)	2,592,641	4.09
5% or More Stockholders:
George D. Johnson, Jr.(9)	6,648,539	10.67
Dean L. Buntrock	3,834,810	6.15
NFJ Investment Group LLC	3,746,300	6.01
LSV Asset Management	3,128,256	5.02

*
Represents less than 1% of our outstanding Common Stock.

(1)
The address of each of our directors and named executive officers is c/o Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. The principal address of George D. Johnson, Jr., is 340 E. Main Street, Suite 500, Spartanburg, South Carolina 29302. The principal address of Dean L. Buntrock is Suite 2242, Oakbrook Terrace Tower, One Tower Lane, Oakbrook Terrace, Illinois 60181. The principal address of NFJ Investment Group LLC is 2100 Ross Avenue, Suite 700, Dallas, TX 75201. The principal address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(2)
This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated, or if that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote or dispose of, or to direct the voting or disposition of that security, or if the person has the right to acquire beneficial ownership within 60 days of March 21, 2011, unless otherwise indicated in these footnotes.

(3)
Includes options to purchase 815,833 shares exercisable within 60 days of March 21, 2011.

(4)
Excludes 100 shares held by Mr. Langford's son for which Mr. Langford disclaims beneficial ownership thereof.

(5)
Includes 55,000 shares held by a limited liability company controlled in part by Mr. Nisbet. Mr. Nisbet disclaims ownership in these shares except to the extent of his pecuniary interest therein.

(6)
Includes options to purchase 282,500 shares exercisable within 60 days of March 21, 2011.

(7)
Consists of shares held by the William M. Webster IV Revocable Trust UAD 3/15/06, for which Mr. Webster is the grantor and beneficiary and serves as trustee.

(8)
Includes options to purchase 1,098,333 shares exercisable within 60 days of March 21, 2011.

(9)
Includes 5,962,322 shares held by the George D. Johnson, Jr. Revocable Trust dated July 17, 2001, for which Mr. Johnson is the grantor and beneficiary and serves as trustee, and 686,217 shares held by Wyoming Associates, Inc., a company controlled by Mr. Johnson; and excludes 559,135 shares held by the Pfifer/Johnson Foundation. Mr. Johnson is one of the trustees of the Pfifer/Johnson Foundation and specifically disclaims beneficial ownership of the shares held by it.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our Common Stock, to file reports of ownership with the SEC. We file Section 16(a) reports on behalf of our executive officers and directors. Based solely on our review of copies of the forms filed with the SEC, we believe that all filing requirements were timely complied with during 2010 except for the following: one report, related to the forfeiture of stock by Mr. Compton in order to satisfy tax withholding obligations in connection with the vesting of restricted stock, was filed four business days late.

Equity Compensation Plans

        The following table summarizes information about our equity compensation plans as of December 31, 2010. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders	1,284,836	$8.24	1,716,883
Equity compensation plans not approved by stockholders(2)	700,000	$12.11
Total	1,948,836	$9.63	1,716,883

(1)
Our 2004 Omnibus Stock Plan authorizes the issuance of options, stock appreciation rights, restricted stock, phantom stock, stock bonuses, and other awards valued in whole or in part by reference to, or otherwise based on, our Common Stock.

(2)
In October 2005, Kenneth E. Compton was granted outside of a stockholder approved equity compensation plan nonqualified stock options to purchase 700,000 shares of Common Stock in connection with his agreement to become our President and Chief Executive Officer.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction/Corporate Governance

        This Compensation Discussion and Analysis addresses the following topics:

  •
  our executive compensation process;

  •
  our compensation philosophy, objectives, and policies regarding executive compensation;

  •
  the components of our executive compensation program; and

  •
  the decisions made with respect to executive officer compensation for our 2010 fiscal year by the Compensation Committee of our Board of Directors, which we refer to in this section as the Committee.

Executive Summary

        We believe that our executive compensation program is appropriately designed, and reasonable and responsible, in that it both encourages our executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. In 2010, our executive officers consisted of Kenneth E. Compton, our President and Chief Executive Officer, and J. Patrick O'Shaughnessy, our Executive Vice President and Chief Financial Officer. In the following discussion with respect to 2010, we refer to Messrs. Compton and O'Shaughnessy as our CEO and our CFO, respectively.

        The highlights of our company performance for 2010 include the following, despite a difficult economy and regulatory environment:

  •
  Total revenues of $600.2 million;

  •
  Net income of $35.8 million;

  •
  Net cash flow from operating activities of $134.5 million;

  •
  Center gross profit of $155.1 million;

  •
  Settlement of outstanding litigation in North Carolina and Missouri;

  •
  Diluted earnings per share of $0.58 (excluding $18.3 million of net charges for the North Carolina and Missouri legal settlements and pro forma tax rate detailed below, diluted earnings per share for the year would have been $0.76); and

  •
  Dividend payments of $0.25 per share.

        The highlights of our executive compensation program for 2010 and 2011 include:

  •
  For 2010, 76% of our CEO's target total direct compensation (that is, his combined salary, performance-based cash bonus and long-term equity compensation) was performance-based, in that it was dependent upon either the achievement of performance goals or an increase in our stock price over the vesting period of stock awards. For 2010, 69% of our CFO's target total direct compensation was performance-based.

  •
  In 2011, Mr. O'Shaughnessy was appointed as our President and Chief Executive Officer with an annual base salary of $550,000, which represents a 27% decrease from Mr. Compton's 2011 base salary. For 2010, base salaries were the smallest component of total direct compensation of our CEO (22%) and CFO (30%) and represented a lower percentage of total direct compensation than in 2009 (29% and 40%, respectively).

  •
  Our 2011 change of control agreement with Mr. O'Shaughnessy complies with corporate governance best practices:

  •
  the agreement is limited to "double-trigger" payments (requiring termination other than for cause or voluntary resignation for good reason in connection with a change of control to trigger payments); and

  •
  the agreement does not provide for any tax gross-ups or "single-trigger" cash benefits.

  •
  Our equity plans do not permit repricing stock options without stockholder approval. Despite the fact that our employees hold stock options that are underwater, we did not reprice, exchange or cash out any stock options in 2010. This reflects our commitment to our pay-for-performance philosophy.

  •
  We do not provide our CEO or CFO with guaranteed equity compensation, a guaranteed salary increase or non-performance based bonus pursuant to our equity or cash incentive plans. We do not enter into employment agreements with our executive officers. Our CEO and CFO are employed at will and are expected to demonstrate exceptional performance in order to continue serving as members of our executive team.

  •
  Our Committee regularly assesses our individual and total compensation programs against comprehensive market data and utilizes an independent consultant to engage in ongoing independent review of all aspects of our executive compensation programs. These inputs and data serve as guidelines to our Committee in determining the compensation programs and levels for our executive officers.

  •
  We have responsible internal pay equity practices. For 2010, our CEO's total compensation was less than 2.5 times our CFO's total compensation, which reflects internal fairness and an important benchmark to avoid excessive CEO compensation.

  •
  Our overall equity granting practices are very reasonable—our historical three-year average annual burn rate is 1.03% of our total outstanding Common Stock on a gross basis. Also, a large percentage our yearly equity grants go to non-executive employees.

  •
  As of April 1, 2011 our compensation program received the best possible score under the Institutional Shareholder Services, or ISS, corporate governance rating system known as GRId. Based on an analysis of twenty-eight different variables reviewed by ISS, our compensation program was given a "low" level of concern, which is intended to indicate that our compensation practices meet or exceed standard market practices.

  CEO Pay-for-Performance

        While certain proxy advisory firms will note that the total stockholder return, or TSR, of our Common Stock underperformed other companies in our Global Industry Classification Standard, or GICS, diversified financials industry group for the one- and three-year periods ending December 31, 2010, we believe that this analysis is an inappropriate measure of our performance, in part because our GICS industry group is an inappropriate comparator group. The GICS group to which we are compared includes an overly-broad range of financial services companies, including credit agencies, stock exchanges, specialty boutiques, investment management companies, investment banking companies and brokerage services. Many of the other companies in our GICS group are not subject to the same types of restrictive and prohibitive legislation and regulations that impose significant limitations on the way we conduct our business and therefore our GICS group is not an accurate comparator group for measuring our performance or determining our CEO's compensation.

        We continue to believe that executive compensation should be tied to goals related to financial, operational and strategic performance achievements, goals that help drive value and contribute to the long-term stockholder value and prosperity of the Company. Our CEO's total direct compensation in 2010 was higher than in 2009, primarily due to his February 2010 restricted stock grant and his performance-based cash bonus. The restricted stock award was granted based on our independent consultant's analysis that our equity grant practices were significantly below competitive levels and our desire to aggressively shift the focus of our CEO's compensation to forms of compensation that are directly aligned with and dependent upon corporate performance. In 2010, long-term equity represented 41% of our CEO's total direct compensation, whereas in 2009, long-term equity represented only 8% of our CEO's total direct compensation. The performance-based cash bonus was based on our CEO's strong leadership in the face of a challenging legislative and economic environment that had a direct impact on our operating results, including fully diluted EPS. The Committee also excluded certain legal settlement expenses in determining the amount of the performance-based cash bonus because, among other reasons, the business decisions giving rise to the class action lawsuits arose prior to our CEO's tenure and the settlements were not anticipated when the Committee set the financial objectives for 2010.

        We also note that the Committee made its material decisions about 2010 compensation at the end of 2009 and the beginning of 2010. These decisions were based on a range of financial information that indicated positive performance for the Company, and at a time when TSR could only be measured as of December 31, 2009. On that date, our one-year TSR was 223.18%, well above the GICS industry group median TSR of 33.27% and Russell 3000 index median TSR of 25.46% for that period.

Duties and Responsibilities of the Compensation Committee

        The role of the Committee is to oversee our compensation and employee benefit plans and practices, including our executive compensation plans, cash-based incentive compensation, and equity-based plans. The Committee is also responsible for producing a report on executive compensation to the extent required by the SEC to be included in our proxy statement under the heading "Report of the Compensation Committee." Please see page 29 of this Proxy Statement for this report. Pursuant to the Compensation Committee Charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. To date, the Committee has not formed any such subcommittees.

Our Executive Officer Compensation Process

        With the assistance of outside advisors, the Committee regularly performs comprehensive reviews of the executive compensation practices based on broad, market-based surveys that are commercially available and developed by independent professional organizations. Because we have very few direct market competitors, we do not benchmark executive compensation levels against a specific group of peer companies. Our direct market competitors, or the Direct Competitor Group, consist of Cash America International, Inc., Dollar Financial Corp., EZCORP, Inc. and First Cash Financial Services, Inc. Because these small capitalization companies are comparable to us in business composition and SIC Classification Code, the Committee monitors and considers the compensation data of these companies as a secondary reference point to the Market Survey Analysis, described below under "—Review of Executive Compensation Practices of Other Companies". The Committee primarily reviews and analyzes the results of these comprehensive reviews and surveys to determine the competitiveness of our executive officer compensation and to support the objective of continuing to attract, motivate, and retain highly qualified individuals. The Committee also reviews the executive compensation practices of a selection of other companies within related industries to ours and examines other external factors, such as additional comparables, general market data, and the overall economy, and considers internal factors, including individual executive performance and our overall financial performance to set and approve executive officer compensation.

  Compensation Advisor Engaged by the Committee

        In June 2009, following a competitive search process, the Committee engaged Towers Watson & Co., or Towers, to provide compensation advisory services. The Committee selected Towers because of its qualifications, expertise, size, and international presence. Towers continues to perform compensation advisory services for the Committee, and in 2010 furnished information regarding industry and peer group pay practices and other trends. In 2010, Towers also advised the Committee regarding the amount and form of various components of the total compensation of our CEO and CFO, including determinations of base salary levels, cash incentive compensation and the size of equity grants under our equity incentive plans. Towers performs no other services for the Company.

  Review of Executive Compensation Practices of Other Companies

        Historically, the Committee considered compensation practices from two distinct groups of peer companies: one group of companies comparable to us in size (based on market capitalization and revenue) and SIC classification code, and another group of companies located primarily in the southeastern United States that were selected to compare our compensation with that of other companies located in the same region of the country. For 2010, based in part on advice and analysis from Towers, the Committee focused on the use of commercially available, broad-based comparative market compensation survey data, rather than peer group data, to assess competitive compensation levels and practices. The Committee believes that, given the unique nature of our business and our competition for recruiting and retaining executive talent on a national level, broad-based market surveys present more consistent and reliable data on which to rely in making executive pay decisions than peer company data. In addition, survey data consisting of multiple databases, each with a substantial number of participating companies, enable us to assess more clearly the connection between pay and corporate results and to establish compensation programs based on a pay-for-performance policy.

        In connection with establishing 2010 compensation levels, the Committee reviewed a comprehensive analysis prepared by Towers of the compensation of our executive officers as compared to a combination of data from broad, market-based surveys, which we refer to below as the Market Survey Analysis, that were conducted by Towers Perrin, Mercer, and Watson Wyatt with respect to companies in the General Industry, Retail, and Financial Services industry segments. The Market Survey Analysis consisted of data from over 4,000 companies, and included a regression analysis to adjust the data based on the differences in company revenue, focusing on companies that have annual revenues similar to ours and that are in the financial services industry. The Market Survey Analysis provided market data at the 25th, 50th, and 75th percentiles for base salary, short-term incentive, and long-term incentive amounts for both chief executive officers and chief financial officers, which the Committee then reviewed in comparison to the current levels of our CEO and CFO's respective pay elements.

  Role of Executives in Establishing Compensation

        Our CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for our CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for and often takes part in Committee discussions. He does not play a role in recommendations regarding his own compensation. Our CFO does not play a role in assessments or recommendations regarding compensation awards other than for his direct reports.

  Compensation Committee Activity

        The Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The Committee also has the authority to take certain actions by written consent of all members. The regular meetings are established in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman may want to discuss. The Committee works with our CEO and others, such as our Vice President of Human Resources, to assist in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides to the Committee materials that are specifically requested.

        Our CEO is typically invited to attend general sessions of the Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that his insight into our compensation matters is an important factor when discussing and deciding upon compensation matters. Our CEO is not present during Committee discussions concerning his own compensation. Other members of management and representatives from Towers attend meetings and executive sessions upon invitation by the Committee when advice and discussion regarding compensation decisions are before the Committee. In 2010, Towers provided substantial advice on benchmarking, market survey and peer group studies and advice on best practices for its advisory services, as described above.

        The Committee met seven times in 2010 and five times in 2011 prior to the filing of this Proxy Statement.

Compensation Philosophy, Objectives and Policies

  Our Compensation Philosophy

        The Committee monitors, and reviews at least annually, our compensation philosophy. At the core of our compensation philosophy, our programs are designed to attract, motivate, reward, and retain management talent in order to achieve increased stockholder value within a highly competitive industry. Our compensation philosophy is also focused on aligning the financial interests of management with our stockholders. The Committee, with input from its compensation consultants, our CEO, and our Vice President of Human Resources, continually evaluates the compensation planning process, the performance of our executive officers as our business and general industry circumstances evolve during the year, and the applicability of our compensation philosophy to us and our industry as a whole. The Committee believes that the size of the business and scope of the executive officer's responsibility are among the most critical comparative factors for attracting and retaining executive officers.

  Objectives of Compensation Programs

        Overview.    Our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our named executive officers to foster a performance-oriented culture and align individual performance with our corporate objectives. Annual goals for 2010 included achieving budget projections, increasing stockholder value, managing operating costs, maintaining compliance objectives, adhering to our Code of Business Conduct and Ethics, maintaining and upholding our commitment to responsible industry practices and customer satisfaction, and reaching goals for earnings per share, or EPS. Longer-term goals include maintaining our position as the leader in the payday cash advance services industry, increasing stockholder value, working to achieve responsible legislation for the regulation of the industry, and reviewing and implementing, if appropriate, other products and services to enhance our core business. Our incentive compensation mix, equity vesting parameters and the time horizons for our pay components balance annual performance and sustained performance over the long term, and support the retention of key talent.

        Base Salary.    When determining the executive officer's base salary, the Committee considers several factors, including the base salary, total cash compensation (base plus cash bonus) and total direct compensation (including long-term equity incentives) of executive officers of similarly sized, comparable companies in the Market Survey Analysis, the contribution of the executive officer to our development and growth, the assessment of the responsibilities and position of the executive officer within our company, the executive officer's individual performance, and our overall performance. The Committee does not believe that it is appropriate to establish compensation levels based exclusively on survey data. The Committee believes, however, that information regarding pay practices for executive officers of the companies that make up the published survey data is useful in two respects. First, our compensation practices must be competitive in the marketplace both within our industry and across the broader market in order to ensure we are able to attract and retain high caliber executives capable of achieving our strategic and business objectives. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation.

        Performance reviews of our executive officers are typically conducted annually to determine if there should be any adjustment to their base salaries. Our CEO conducts a performance review of our CFO. The Committee and our Board of Directors review and evaluate the performance of our CEO and determine and approve his compensation level based on this evaluation.

        Stock Options and Stock Awards.    We use stock options and service-based restricted stock awards to:

  •
  attract and retain qualified and highly talented executive officers,

  •
  tie the executive officers' success to our success and ultimately to the value created for our stockholders, and

  •
  provide longer-term incentives to balance with cash compensation delivered via base salary and bonus.

        The Committee reviews the Market Survey Analysis and individual executive performance in determining the appropriate levels of stock options and stock awards for our executive officers.

        Performance-Based Cash Bonuses.    Each year the Committee approves an annual performance-based bonus structure for our CEO and CFO, which we refer to as the Bonus Program. The Bonus Program rewards our CEO and CFO based on achievement of annual company financial performance objectives, or the Performance Objectives, as measured by our fully diluted EPS, and based on achievement of individual performance goals. The Committee believes that this structure provides our executive officers with incentives to grow and develop our business, as measured by EPS, and rewards our executive officers for their contributions to the achievement of our goals. Individual performance is a critical component of our reward structure because of our need to keep the Company well-positioned strategically in an extremely dynamic environment influenced significantly by unpredictable federal and state regulatory action. The Committee also analyzes data from the Market Survey Analysis in determining bonus structure for our CEO and CFO.

        Each year, the Committee determines the target and maximum bonus payouts based on a percentage of the executive's base salary. The target and maximum bonus for an executive varies depending on the individual's position and responsibilities. For 2010, our CEO's target bonus was equal to 100% of his base salary and our CEO's maximum bonus was equal to 200% of his base salary. For 2010, our CFO's target bonus was equal to 65% of his base salary and our CFO's maximum bonus was equal to 135% of his base salary. One-half of the bonus was based upon our overall performance as measured by fully diluted EPS, or the EPS Component, for the year and one-half was based upon individual performance, as measured by factors the Committee determines appropriate, or the Individual Performance Component. The 2010 fully diluted EPS targets and the related EPS Component bonus percentages were:

EPS Target($)	Bonus Percent(1)
0.64	20%
0.70	50%
0.80	100%

(1)
Percent of EPS Component that could be earned.

        These EPS targets are established by the Committee and are designed to be aggressive, but are goals the Committee believes can be attained. If fully diluted EPS was less than $0.64 per share, no EPS Component bonus would be earned. If fully diluted EPS was $0.80 per share or more, the EPS Component bonus percent would be 100%. As an example, the minimum and maximum bonus that our CEO could have earned for the EPS Component would have been $0 and $725,000, respectively, determined as follows:

	Salary(1)		Maximum		EPS Component		Bonus Percent		Bonus Earned
Minimum	$725,000	×	200%	×	50%	×	0%	=	$0
Maximum	$725,000	×	200%	×	50%	×	100%	=	$725,000

(1)
Based upon the annual salary at the date the bonus is awarded.

        Our Compensation Policies.    We are mindful of the deductibility for tax purposes of all elements of compensation. For example, we issue nonqualified stock options that result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1 million paid to certain executive officers in any fiscal year. We and the Committee are cognizant of the constraints of Section 162(m) and other tax provisions of the Internal Revenue Code applicable to compensation plans, but tax deductibility is not the primary factor used by the Committee in setting compensation and corporate objectives may not align with the requirements for full deductibility under Section 162(m). Accordingly, the Committee may approve compensation that does not qualify for deductibility when it deems it to be in our best interest.

        The Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Elements of Our Compensation Program

        Our executive compensation program consists of three key components: base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation. The Committee analyzes and compares each element to the compensation paid to executive officers of companies in the Market Survey Analysis, as described above, and determines how well our executive officers have met the Committee's criteria for each compensation component.

        The Committee does not have any formal policies for allocating compensation among the three components of our compensation program. The Committee recently decided to place a greater emphasis on performance-based compensation by increasing the proportion of compensation consisting of long-term incentive compensation and performance-based bonuses and decreasing the proportion of compensation consisting of fixed base salary. We believe that this mix of equity and cash compensation fosters a better balance between short- and long- term incentives and a provides a closer link to stockholder objectives than could be achieved through a more fixed cash compensation program.

  Base Salary

        Base salary is the only element of the compensation we pay our executive officers which is not "at-risk." The Committee sets the base salary for our executive officers based upon the individual's experience, overall qualifications, current and expected future contribution and information about compensation offered to executive officers of similar qualifications and experience at similar companies obtained from the Market Survey Analysis.

  Performance-Based Cash Bonus

        For our CEO, the potential bonus payment is a target percentage of base salary with a target bonus equal to 100% and a maximum bonus equal to 200% of his base salary on the date the bonus is awarded. One-half of the bonus is based upon the EPS Component and one-half is based upon the Individual Performance Component and the EPS Component and Individual Performance Component are determined independently of one another. For 2010 in evaluating the Individual Performance Component, the Committee considered various aspects of our CEO's individual performance, including effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, completing strategic acquisitions that are accretive to stockholder value, settling outstanding litigation in a manner that is in the best long-term interest of stockholders, and successful marketing campaigns.

        Our CFO's bonus payment is a target percentage of base salary with a target bonus equal to 65% and a maximum bonus equal to 130% of his base salary on the date the bonus is awarded. Our CFO's bonus is based upon the same fractional parameters as our CEO's bonus calculation and upon our CFO's individual performance factors. For 2010, the Individual Performance Component factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, realized cost savings, involvement in investor relations initiatives, and oversight and advice to our CEO on strategic financial initiatives, including accretive acquisitions.

        The Committee also considered target and actual bonus payment data from the Market Survey Analysis in determining the appropriate bonus structure for our CEO and CFO. For both our CEO and CFO, the bonus percent achieved is applied to the annual salary in effect at the date the bonus is awarded.

  Long-Term Incentives

        Generally, long-term incentives are awarded in the form of stock options or restricted stock awards. The amount of long-term incentives awarded to our executive officers is based upon market data concerning similar compensation offered to executive officers of similar qualifications and experience. This market data, reflected in the Market Survey Analysis, includes long-term incentive award comparisons between our executive officers and the named executive officers at the companies comprising those groups. In addition to market data, the factors considered in determining the size of award grants also include the executive officer's position within our company, the percentage ownership of our stock that the awards represent on a fully-diluted basis, any constraints on the availability of stock for compensation purposes, the vesting status of awards already held by the executive officer, if any, the executive officer's contributions to both the creation of value and our long-term success and corporate performance.

        In the past, long-term incentives have represented a lesser portion of the total compensation we pay our executive officers than base salary and bonuses. In 2009, the Committee requested that Towers review and analyze market practices with regard to long-term incentives because of our belief in the overall importance of linking compensation with our long-term performance.

  Other Compensation

        In 2006, the Committee adopted a policy approving our CEO's personal use of up to 25 flight hours per year in aircraft owned or leased by us. We also offer life insurance to our key management employees, including our CEO and CFO. Neither our CEO nor our CFO received any other retirement plan contributions, deferred compensation, perquisites or personal benefits in 2010.

  Elements of Post-Employment and Change of Control Compensation

        In 2010, we did not have an employment agreement with our CEO or CFO. Furthermore, in 2010, we did not have severance plans or policies applicable to our CEO or CFO. We have granted certain stock options to our CEO that provide that in the event we experience a change of control, all of the outstanding and unvested shares underlying those grants will become fully vested and exercisable immediately upon consummation of that change of control. "Change of control" means a "change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined for purposes of Section 409A of the Internal Revenue Code.

In the event of a change of control occurring on December 31, 2010, the vesting of certain stock options held by our CEO would have accelerated, but resulted in no gain because the exercise prices of such options were greater than the closing price of our Common Stock on December 31, 2010. For a description of decisions made regarding post-employment and change of control compensation in 2011, refer to the disclosure below under the caption "—Compensation Decisions for Our 2011 Fiscal Year."

        In addition, certain stock options granted to our CEO provide that all of the outstanding and unvested shares underlying those grants will become fully vested and exercisable upon termination due to our CEO's death. In the event our CEO's termination due to death occurred on December 31, 2010, the vesting of certain stock options held by our CEO would have accelerated, but resulted in no gain because the exercise price of such options was greater than the closing price of our Common Stock on December 31, 2010.

  Stock Ownership/Retention Guidelines

        Although we have adopted stock ownership guidelines for our non-employee directors, we do not currently maintain formal stock ownership or holding guidelines applicable to our executive officers. However, we review this topic periodically and may adopt such a policy in the future as circumstances warrant. In this regard, our executive officers generally have held a substantial portion of the equity awards they have received even after the awards have vested, which shows the executives' confidence in our long-term prospects and maintains the alignment between the interests of our executive officers and those of our stockholders over the longer term.

Compensation Decisions for Our 2010 Fiscal Year

        The Committee has concluded that each element of compensation and the total compensation paid to our executive officers for our 2010 fiscal year is reasonable, appropriate, and in the best interest of our stockholders. This conclusion is based upon the comparative benchmark data reviewed by the Committee with respect to the Market Survey Analysis, the target EPS goal, and the individual performance of our executive officers based upon the individual performance factors as described in "—Compensation Philosophy, Objectives and Policies—Objectives of Compensation Programs" above.

  Base Salary

        In December 2009, the Committee approved an increase in the base salary for our CEO from $658,269 for 2009 to $725,000 for 2010 and an increase in the base salary for our CFO from $369,231 for 2009 to $425,000 for 2010, effective January 1, 2010. The Committee, in consultation with Towers, undertook a thorough analysis of the individuals' skills, abilities, talent, contribution and tenure, in light of market competitiveness, and the fact that the our CEO and CFO are the only two executive officers who have authority to formulate policy or make other major decisions on our behalf, in determining the appropriate base salary increases for our CEO and CFO. Each other member of our management team, including vice presidents, are focused on implementing the policies and decisions made by our CEO and CFO, and lack the authority to formulate policy or make other major decisions on our behalf. For example, all litigation settlement decisions are made by our CEO and, if they involve a significant amount, by our Board of Directors.

        The Committee considered it necessary and prudent to provide these salary increases in order to ensure retention. The Committee also took into consideration the base compensation levels of the Direct Competitor Group, which were generally higher on average than the base compensation paid by companies in the Market Survey Analysis.

  Performance-Based Cash Bonuses

        For 2010, we granted only performance-based bonuses. The Committee determined that a greater percentage of total compensation should be dependent upon the achievement of corporate financial and individual goals in order to better align pay with performance. Accordingly, for 2010, the Committee increased the maximum bonus payout levels for our CEO and CFO. Our CEO's target bonus payout level increased from 60% in 2009 to 100% in 2010 and his maximum bonus payout level increased from 120% in 2009 to 200% in 2010. Our CFO's target bonus payout level increased from 50% in 2009 to 65% in 2010 and his maximum bonus payout level increased from 100% in 2009 to 130% in 2010.

        In early 2011, the Committee determined and we paid performance-based bonuses under our Bonus Program based on $0.76 EPS achievement, as adjusted for legal settlement expenses described below, which represented 80% achievement. Our CEO's 2010 performance-based bonus was $1,160,000, representing 160% of 2011 base salary and consisted of $580,000 for the EPS Component and $580,000 for the Individual Performance Component, which was awarded at the discretion of the Committee. Our CFO's 2010 performance-based bonus was $442,000, representing 104% of 2011 base salary and consisted of $221,000 for the EPS Component and $221,000 for the Individual Performance Component, which was awarded at the discretion of the Committee.

        In determining the amount of the bonus, the Committee evaluated the individual performance of our CEO and CFO during 2010, including, along with the individual performance factors described in "—Elements of Compensation Programs" above, for our CEO, the strong leadership demonstrated in the face of a challenging legislative and economic environment and for our CFO, the maintenance of our revenue stream and control of costs for 2010 in light of a challenging legislative and economic environment. In computing fully diluted EPS as used in determining the EPS Component of the Bonus Program, the Committee excluded approximately $18.3 million of legal settlement expenses (net of insurance proceeds) associated with the settlement of class action lawsuits in North Carolina and Missouri. The Committee determined that excluding the effect of these expenses was appropriate and provided a more accurate representation of management's performance because: (i) the business decisions giving rise to these class action lawsuits took place prior to our CEO's and CFO's tenure; (ii) the settlements were not anticipated in setting our financial objectives for 2010; (iii) the settlements are in the best interests of our stockholders; and (iv) the cash flow impact of the settlements is spread over three fiscal years.

  Long-Term Incentives

        In 2009, a Towers analysis of market practices with regard to long-term incentives reflected that our equity grant practices were significantly below competitive levels and our previous award practices created potential retention and alignment issues. Based on this analysis, the Committee decided to significantly increase the long-term incentives awarded to our executive officers in 2010. We chose to grant restricted stock awards because we believe these awards are a particularly effective retention vehicle that provides a greater value to our executives, who currently hold a substantial number of underwater stock options.

        On February 16, 2010, we granted our CEO 250,000 restricted shares of our Common Stock and we granted our CFO 100,000 restricted shares of our Common Stock. Both restricted stock grants vest ratably over a period of three years from the date of grant and were granted in accordance with the terms of our 2004 Omnibus Stock Plan. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. The Committee targeted these restricted stock awards between the 50th and 75th percentile of the Market Survey Data.

  Severance and Change of Control Agreements

        Neither our CEO nor CFO entered into any change of control or severance agreements with us in 2010. However, the Committee carefully analyzed and considered the possibility of providing certain benefits to our CEO and CFO in the event of their involuntary termination in connection with a change of control event and entered into a double-trigger change of control severance agreement with Mr. O'Shaughnessy in 2011, as described below under "—Compensation Decisions for Our 2011 Fiscal Year."

  Other

        In 2010, pursuant to our policy regarding personal use of aircraft, our CEO used 22.3 flight hours for personal matters in aircraft owned or leased by us. The imputed income of the 22.3 flight hours used by our CEO is approximately $27,502. In 2010, we did not reimburse our CEO for any income taxes paid by our CEO, including the income taxes thereon, for his personal use of the aircraft in 2009 or 2010. In 2010, our CFO had no personal use of aircraft owned or leased by us. In 2010, we offered life insurance to key management employees. We paid premiums on behalf of our CEO and CFO of $19,147 and $3,487, respectively. The actual executive insurance premiums paid by the Company on behalf of each named executive officer are totaled for 2010 and reflected as taxable income in their respective Form W-2, with applicable federal, state, local and FICA tax withholding applied.

Compensation Decisions for Our 2011 Fiscal Year

        Effective February 28, 2011, Mr. Compton retired as our President and Chief Executive Officer and Mr. O'Shaughnessy was appointed as our President and Chief Executive Officer. Mr. O'Shaughnessy will continue to serve as our Chief Financial Officer while we consider candidates for a new Chief Financial Officer. Mr. Compton will continue as a non-employee member of our Board of Directors.

        In connection with his promotion to President and Chief Executive Officer, we increased Mr. O'Shaughnessy's base compensation to $550,000 per year and increased his performance-cash bonus arrangement for 2011 to reflect a target bonus equal to 100% of his base salary with a maximum bonus of 200% of his base salary. We also granted Mr. O'Shaughnessy 250,000 restricted shares of our Common Stock, which vest ratably over a period of three years from the date of grant and were granted in accordance with the terms of our 2004 Omnibus Stock Plan.

        In connection with Mr. Compton's retirement and in consideration for his assistance with Mr. O'Shaughnessy's transition, we entered into a separation agreement with Mr. Compton, pursuant to which he will be paid $180,000, we will continue certain health insurance benefits for a period of six months, and he received accelerated vesting with respect to 93,750 restricted shares of Common Stock, which represent the number of unvested shares from the initial award of 250,000 restricted shares of Common Stock made to Mr. Compton in 2005 in connection with his commencement of employment. All other unvested equity awards held by Mr. Compton were forfeited.

        Also in February 2011, we entered into change of control severance agreements with certain of our executive officers, including Mr. Compton and Mr. O'Shaughnessy. The change of control agreements provide double-trigger benefits in the event the individual is terminated other than for cause or voluntarily separates for good reason in connection with a change of control of our company (as defined in the change of control agreements). Pursuant to the change of control agreements, Mr. O'Shaughnessy would be entitled to a severance payment in the amount of 2.5 times the sum of his then-current base salary and target bonus, as well as the acceleration of unvested equity-based compensation and certain other specified benefits. The change of control agreements do not provide for any tax gross-ups or single-trigger benefits. Mr. Compton's change of control agreement was terminated in connection with his retirement.

        In establishing the triggering events for payment obligations in connection with termination and change of control events under our change of control severance agreements with our executive officers, the Committee carefully considered a variety of factors. Payments upon termination by us without cause or by the employee for good reason are provided because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from terminated employees, which includes confidentiality and non-disparagement covenants. Payments and option acceleration in connection with a change of control are intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change of control activity through providing incentives to remain with us despite uncertainties while a transaction is under consideration and by encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. Furthermore, these payments assist us in attracting and retaining highly valued executives.

COMPENSATION AND RISK

        We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. The staff in our Finance, Legal and Human Resources Departments conducted a review of our compensation polices and practices for all employees and any potential impact on risk-taking by employees to determine whether any particular risks merited additional disclosure. As part of this review, we consulted with outside counsel and with Towers, each of which reviewed the analysis and conclusions.

        In determining that its compensation policies and practices do not create risks that would be reasonably likely to have a material adverse effect on our business, the following factors were considered and analyzed:

  •
  We have only one line of business and business unit, with a compensation policy that is consistent company-wide.

  •
  Compensation at all levels within our company is based primarily on a qualitative assessment of performance and long term variables, such as title and associated responsibilities, tenure with us, compliance with our Code of Business Conduct and Ethics, maintaining regulatory compliance objectives, maintaining and upholding our commitment to responsible industry practices and customer satisfaction, and management's assessment of market levels of compensation. Our incentive programs have maximum incentive opportunities that are consistent with competitive market practices.

  •
  Performance-based compensation for management is tied to annual EPS and our long-term stock performance, and therefore appropriately captures the risks we face, which consist primarily of risk of loss and regulatory risk.

  •
  EPS largely captures loss experience during the reporting period because of the short-term nature of our products and services and our provision for doubtful accounts.

  •
  Stock awards typically vest over three to five years based on continued employment and therefore correlate to long-term stockholder return with no benefit to short-term financial gains.

  •
  Performance-based compensation for non-management employees is tied largely to the volume of customer advances made in compliance with applicable regulations and established and monitored underwriting criteria, net of loss experience. In addition, this performance-based compensation is generally limited to a fraction of a non-management employee's base salary.

  •
  Underwriting criteria for customer advances are objective and are determined by applicable regulations and company policy, not by the center employees who initiate the advances. The underwriting criteria are based primarily on source and size of customer income, are verified prior to making an advance, and are constantly updated to ensure compliance with applicable regulations.

  •
  We retain ownership of the customer advances we originate and do not sell them to third parties, other than the occasional sale of overdue accounts receivable, which are sold as such.

        Because we retain almost all customer advances we originate, and especially because of the short-term nature of those advances, the results of the activities that influence performance-based compensation generally are evident in the performance period on which bonus compensation is based. Accordingly, the Committee believes that our compensation policies and practices do not create a risk that would be reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

        In accordance with the rules promulgated by the SEC, the information included under the caption "Compensation Committee Report" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Compensation Committee

        The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 19 and ends on page 29 of this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      By the Compensation Committee:
                      Robert H. Chapman, III
                      Anthony T. Grant
                      Thomas E. Hannah
                      W. Olin Nisbet

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth information regarding the compensation we paid to our Chief Executive Officer and Chief Financial Officer, or our named executive officers, for all the services they rendered to us during 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth E. Compton(4)	2010	724,077	580,000	1,317,500	—	580,000	46,649	3,248,226
Chief Executive Officer and	2009	658,269	435,000	138,750	15,213	413,250	33,039	1,693,521
President	2008	619,712	400,000	242,200	203,250	—	46,645	1,511,807
J. Patrick O'Shaughnessy	2010	424,231	221,000	527,000	—	221,000	3,487	1,396,718
Executive Vice President and	2009	369,231	191,250	99,900	10,953	201,875	1,632	874,841
Chief Financial Officer	2008	339,423	175,000	121,100	101,625	—	115,605	852,753

(1)
The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718 using the Black-Scholes model excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(2)
The amounts in this column represent cash incentive payments for the achievement of financial objectives and management objectives under our applicable management incentive plans, which are discussed in greater detail in Compensation Discussion and Analysis.

(3)
In 2010, Mr. Compton used 22.3 flight hours for personal matters in aircraft owned or leased by us, with imputed income of approximately $27,502. In 2009, Mr. Compton used 11.2 flight hours for personal matters in aircraft owned or leased by us, with imputed income of approximately $21,499. In 2008, Mr. Compton used 12.1 flight hours for personal matters in aircraft owned or leased by us, with imputed income of $22,875. In 2008, we reimbursed Mr. Compton $18,688 related to income taxes paid, including the income taxes thereon, for his personal use of the aircraft in 2007. No such reimbursements were made in 2009 or 2010. We paid life insurance premiums on Mr. Compton's behalf of $19,147 in 2010 and $11,541 in 2009 and $5,082 in 2008.

  In 2010, and 2009 and 2008, Mr. O'Shaughnessy had no personal use of aircraft owned or leased by us; however, in 2008, family members accompanied Mr. O'Shaughnessy on some of his travels for company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. O'Shaughnessy's family on business trips in 2008. The imputed income assessed to Mr. O'Shaughnessy related to his family members accompanying him was approximately $4,635 in 2008. In 2008, we reimbursed or paid on behalf of Mr. O'Shaughnessy relocation expenses of $110,263 in connection with his relocation to Spartanburg, South Carolina. We paid life insurance premiums on Mr. O'Shaughnessy's behalf of $3,487 in 2010, $1,632 in 2009 and $707 in 2008.

(4)
Mr. Compton retired as our President and Chief Executive Officer on February 28, 2011.

 GRANTS OF PLAN-BASED AWARDS FOR 2010

        The following table sets forth information about plan-based awards granted to our named executive officers during 2010.

					All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kenneth E. Compton(2)	N/A	145,000	362,500	725,000	—	—
	2/16/10	—	—	—	250,000	1,317,500
J. Patrick O'Shaughnessy(2)	N/A	55,250	138,125	276,250	—	—
	2/16/10	—	—	—	100,000	527,000

(1)
Relates to cash incentive payments for the achievement of financial objectives and management objectives under our applicable management incentive plans, which are discussed in greater detail in Compensation Discussion and Analysis. For amounts actually earned during 2010, see the "Non-Equity Incentive Plan Compensation" column under "—Summary Compensation Table" above.

(2)
On February 16, 2010, we granted Mr. Compton and Mr. O'Shaughnessy 250,000 and 100,000, respectively, restricted shares of our Common Stock, which vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2010

        The following table sets forth information about outstanding stock options and restricted stock held by our named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Kenneth E. Compton(2)	250,000	—	13.83	8/26/15	—	—
Kenneth E. Compton(3)	437,500	262,500	12.11	10/27/15	—	—
Kenneth E. Compton(4)	30,000	45,000	8.54	2/13/18	—	—
Kenneth E. Compton(5)	41,667	83,333	1.14	2/19/19	—	—
Kenneth E. Compton(6)	—	—	—	—	443,883	2,503,500
J. Patrick O'Shaughnessy(7)	200,000	—	13.15	8/21/17	—	—
J. Patrick O'Shaughnessy(8)	15,000	22,500	8.54	2/13/18	—	—
J. Patrick O'Shaughnessy(9)	30,000	60,000	1.14	2/19/19	—	—
J. Patrick O'Shaughnessy(10)	—	—	—	—	168,400	949,776

(1)
Based on the closing market price of our Common Stock on December 31, 2010, the last day of our 2010 fiscal year, of $5.64 per share.

(2)
On August 26, 2005, we granted to Mr. Compton an option to purchase 250,000 shares of our Common Stock at a price of $13.83 per share. The option vests ratably over a period of five years from the date of grant.

(3)
On October 27, 2005, we granted to Mr. Compton an option to purchase 700,000 shares of our Common Stock at a price of $12.11 per share. The option vests ratably over a period of eight years from the date of grant. Upon his retirement in 2011, Mr. Compton forfeited the unvested portion of this grant, which represented an option to purchase 262,500 shares of our Common Stock.

(4)
On February 13, 2008, we granted to Mr. Compton an option to purchase 75,000 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant. Upon his retirement in 2011, Mr. Compton forfeited the unvested portion of this grant, which represented an option to purchase 30,000 shares of our Common Stock.

(5)
On February 19, 2009, we granted to Mr. Compton an option to purchase 125,000 shares of our Common Stock at a price of $1.14 per share. The option vests ratably over a period of three years from the date of grant. Upon his retirement in 2011, Mr. Compton forfeited the unvested portion of this grant, which represented an option to purchase 41,667 shares of our Common Stock.

(6)
On October 27, 2005, February 13, 2008, February 19, 2009 and February 16, 2010, we granted to Mr. Compton 250,000, 28,000, 125,000 and 250,000, respectively, restricted shares of our Common Stock. The 250,000 shares of restricted stock granted on October 27, 2005 vest ratably over a period of eight years from the date of grant. The 28,000 shares of restricted stock granted on February 13, 2008 vest ratably over a period of five years from the date of grant. The 125,000 shares of restricted stock granted on February 19, 2009 vest ratably over a period of three years from the date of grant. The 250,000 shares of restricted stock granted on February 16, 2010 vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. Upon his retirement in 2011, the Compensation Committee accelerated the vesting on 93,750 shares of restricted stock from the October 27, 2005 grant and Mr. Compton forfeited 219,533 unvested shares of restricted stock from the February 13, 2008, February 19, 2009 and February 16, 2010 grants.

(7)
On August 21, 2007, we granted Mr. O'Shaughnessy an option to purchase 200,000 of our Common Stock at a price of $13.15 per share. The option vests ratably over a period of three years from the date of grant.

(8)
On February 13, 2008, we granted to Mr. O'Shaughnessy an option to purchase 37,500 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant.

(9)
On February 19, 2009, we granted to Mr. O'Shaughnessy an option to purchase 90,000 shares of our Common Stock at a price of $1.14 per share. The option vests ratably over a period of three years from the date of grant.

(10)
On February 13, 2008, February 19, 2009 and February 16, 2010, we granted to Mr. O'Shaughnessy 14,000, 90,000 and 100,000, respectively, restricted shares of our Common Stock. The 14,000 shares of restricted stock granted on February 13, 2008 vest ratably over a period of five years from the date of grant. The 90,000 shares of restricted stock granted on February 19, 2009 vest ratably over a period of three years from the date of grant. The 100,000 shares of restricted stock granted on February 16, 2010 vest ratably over a period of three years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

OPTION EXERCISES AND STOCK VESTED FOR 2010

        The following table sets forth information about the vesting of restricted stock held by our named executive officers during 2010. Our named executive officers did not exercise any stock option grants in 2010.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth E. Compton	31,250	$154,375	(1)
Kenneth E. Compton	5,600	28,952	(2)
Kenneth E. Compton	41,667	222,502	(3)
J. Patrick O'Shaughnessy	2,800	14,476	(2)
J. Patrick O'Shaughnessy	30,000	160,202	(3)

(1)
Based on $4.94 per share, the closing price of our Common Stock on the vesting date of October 27, 2010.

(2)
Based on $5.17 per share, the closing price of our Common Stock on the vesting date of February 13, 2010.

(3)
Based on $5.34 per share, the closing price of our Common Stock on the vesting date of February 19, 2010.

DIRECTOR COMPENSATION FOR 2010

        Our non-employee directors are entitled to receive an annual fee of $70,000, which is paid in advance in quarterly installments at the beginning of each quarter, and an additional $1,000 for any meeting they attend of our Board of Directors or a committee of our Board of Directors, or other event we request, which is paid in arrears in the following quarter. Effective January 1, 2010, the Audit Committee chairperson was entitled to receive an additional annual fee of $10,000, the Compensation Committee chairperson is entitled to receive an additional annual fee of $7,500, and the Nominating and Corporate Governance Committee chairperson is entitled to receive an additional annual fee of $4,000. We reimburse all of our directors for out-of-pocket expenses incurred to attend meetings of our Board of Directors and its committees and our other events.

        In 2010, we adopted stock ownership guidelines applicable to the non-employee members of our Board of Directors and, beginning in 2011, required that $25,000 of each non-employee director's annual retainer be paid in our Common Stock. Our Board of Directors adopted these guidelines based on the belief that non-employee directors should own and hold Common Stock to further align their interests and actions with the interests of our stockholders. Under our stock ownership guidelines, non-employee directors will be required to own at least 30,000 shares or $100,000 worth of the Company's Common Stock effective as of the later of: (i) December 31, 2015; or (ii) the end of the fifth full year after the non-employee director was first elected or appointed to our Board of Directors.

        The following table summarizes the compensation we paid members of our Board of Directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
William M. Webster IV(2)	—	—	205,433	205,433
Robert H. Chapman, III	101,625	—	—	101,625
Tony S. Colletti	87,000	—	—	87,000
Gardner G. Courson(3)	94,000	30,000	—	124,000
Anthony T. Grant(3)(4)	102,000	30,000	870	132,870
Thomas E. Hannah	98,000	—	—	98,000
Donovan A. Langford, III	111,000	—	—	111,000
W. Olin Nisbet	104,000	—	—	104,000

(1)
Represents fees earned in 2010. The annual fees earned are paid in advance at the beginning of each quarter. The meeting fees for each quarter are paid in arrears after the end of the quarter.

(2)
Mr. Webster did not receive director compensation for his service on our Board of Directors. Mr. Webster was paid a salary of $200,000 primarily for the role he serves advising on corporate strategy and assisting our governmental affairs department in the legislative arena at both the state and federal level. Mr. Webster also had imputed income of $825 for his family members accompanying him on corporate aircraft when he traveled for Company business. In addition, in 2010 we paid: (i) $408 of life insurance premiums on Mr. Webster's behalf; and (ii) $350 per month for 12 months ($4,200 per year) for office space used by Mr. Webster at an office building owned by Mr. Johnson, the former Chairman of our Board of Directors.

(3)
Messrs. Courson and Grant each received $30,000 of Common Stock upon initial appointment to our Board of Directors in March 2010, which reflects the grant date fair value for the shares granted, calculated in accordance with FASB ASC Topic 718.

(4)
Mr. Grant had imputed income of $870 for his family members accompanying him on corporate aircraft when he traveled for Company business.

CERTAIN TRANSACTIONS

Transactions With Related Persons

        The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, including their immediate family members, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships:

  •
  in which we participate;

  •
  that involves an amount in excess of $120,000; and

  •
  in which a related party has a direct or indirect material interest.

Since January 1, 2010, we engaged in the following related-party transactions.

        In July 2010, Mr. Colletti entered into an agreement with the CFSA, an industry trade group composed of more than 100 other companies, including our company, engaged in the cash advance services industry, to provide consulting and advisory services on regulatory initiatives. Under the consulting agreement, the CFSA paid Mr. Colletti approximately $235,000 between July 31, 2010 and December 31, 2010. We paid approximately $1.1 million of membership dues and other funds to the CFSA in 2010. In addition, Mr. Compton, a member of our Board of Directors and our former President and Chief Executive Officer, served as a member of the CFSA's board of directors.

        We incurred costs and expenses of approximately $421,000 in 2010 for the advancement of the expenses incurred by certain of our officers and directors in connection with their responses to requests for information and subpoenas as part of an investigation by the SEC into alleged insider trading by third parties in our securities. These costs were incurred by us pursuant to indemnification agreements between us and those officers and directors, which agreements require us to advance expenses, and may require us to indemnify those persons for damages, incurred by them in responding to the pending SEC investigation or defending against any related enforcement proceedings, including the "Wells Notice" issued by the SEC to Mr. Compton on July 22, 2009.

Review, Approval, or Ratification of Transactions with Related Persons

        Pursuant to our Audit Committee Charter and in accordance with our written related party transactions policy, our Audit Committee reviews proposed related party transactions and makes recommendations to our Board of Directors regarding approval or rejection of related party transactions. Our Board of Directors generally reviews and approves all related party transactions prior to us entering into the transaction.

HOUSEHOLDING INFORMATION

        As permitted by the rules of the SEC, we may deliver only one annual report and proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request to the Corporate Secretary at 135 North Church Street, Spartanburg, South Carolina 29306 or 864-515-5600, promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact our transfer agent:

  Wells Fargo Shareowner Services
  161 North Concord Exchange
  South St. Paul, MN 55025-1139
  Toll-free phone number 1-800-468-9716
  email may be sent via:
  https://www.wellsfargo.com/com/shareowner_services/contact

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 17, 2011

        The Notice, Proxy Statement, and 2010 Annual Report to stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm.

SUBMITTING YOUR PROPOSALS FOR THE 2012 ANNUAL MEETING

        According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2012 annual meeting of stockholders, you must do so no later than December 13, 2011. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices at 135 North Church Street, Spartanburg, South Carolina 29306. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice delivered to or mailed to and received by the Corporate Secretary of the Company at our principal executive offices at 135 North Church Street, Spartanburg, South Carolina 29306 not less than 90 days nor more than 120 days prior to anniversary date of our immediately preceding annual meeting of stockholders. In the event that our annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date, your notice, in order to be timely, must be received by us no later than the close of business on the tenth (10th) day following the day on which we mailed our notice of our annual meeting of stockholders or gave other disclosure of the meeting date.

GENERAL

        It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares you own, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope, or to follow the instructions provided and vote your shares by phone or via the internet.

                      By Order of the Board of Directors

                      W. Thomas Newell
                       Secretary

COMPANY # PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 P.M. (EDT) ON MAY 16, 2011 The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and FOR “3 YEARS” on Item 4. 1. Election of directors: 01 William M. Webster IV 06 Anthony T. Grant Vote FOR Vote WITHHELD 02 Robert H. Chapman, III 07 Thomas E. Hannah all nominees from all nominees 03 Tony S. Colletti 08 Donovan A. Langford, III (except as marked) 04 Kenneth E. Compton 09 J. Patrick O’Shaughnessy 05 Gardner G. Courson 10 W. Olin Nisbet (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal No. 2 – Ratify the appointment of PricewaterhouseCoopers LLP For Against Abstain as our independent registered public accounting firm 3. To approve, by non-binding vote, the advisory resolution on executive compensation. For Against Abstain 4. To indicate, by non-binding vote, holding an advisory vote on executive compensation every one, two or three years, as indicated. 1 Year 2 Years 3 Years Abstain THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND FOR “3 YEARS” ON PROPOSAL 4. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy Card. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/aea Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 16, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 16, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Advance America, Cash Advance Centers, Inc. 135 North Church Street Spartanburg, South Carolina 29306 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2011. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3 and FOR “3 YEARS” on Item 4. By signing the proxy card, you revoke all prior proxies and appoint William M. Webster IV and J. Patrick O’Shaughnessy, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. ADVANCE AMERICA, CASH ADVANCE CENTERS, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 17, 2011 9:00 a.m. Advance America Corporate Headquarters 135 North Church Street Spartanburg, South Carolina 29306 111920